Exhibit 10.3

HILLENBRAND, INC.
SHORT-TERM INCENTIVE COMPENSATION PLAN
FOR KEY EXECUTIVES

ARTICLE I.
GENERAL PROVISIONS

Section 1.01.  Restatement.  Hillenbrand, Inc. (“Company”) previously adopted the Hillenbrand, Inc. Short-Term Incentive Compensation Plan for Key Executives (“Plan”), effective as of October 1, 2008.  Effective as of October 1, 2013, and contingent on approval of the Plan by the Company’s shareholders as provided in Section 1.03, the Company hereby adopts this restated version of the Plan with the changes referenced herein.

Section 1.02.  Purpose.  The purpose of the Plan is to advance the interests of the Company and its Subsidiaries by providing for annual bonuses to participating Executive Employees based on the achievement of pre-established objective performance goals.  By linking a significant portion of the compensation of Executives to pre-established objective goals, the Company more closely aligns the interests of its Executive Employees with those of its shareholders.  Amounts payable under the Plan are intended to constitute Performance-Based Compensation.

Section 1.03.  Shareholder Approval.  No benefits shall be paid under the Plan with respect to any Participant, unless the Plan is approved by the Company’s shareholders, as required by the terms of the Plan and the regulations under Code Section 162(m) applicable to Performance-Based Compensation.

ARTICLE II.
DEFINED TERMS AND INTERPRETATION

Section 2.01.  Definitions.  When capitalized in this Plan, the following terms shall have the meanings specified below (or as elsewhere defined), unless the context otherwise requires:

(a)                                 “Board” or “Board of Directors” means the Company’s Board of Directors.

(b)                                 “Cause” means, (i) for an Employee who is a party to a written employment agreement with the Employer that defines “cause” or a comparable term at the relevant time, the definition in such employment agreement, and (ii) for all other Employees, the Committee’s good faith determination that the Employee has:

(1)                                 failed or refused to comply fully and timely with any reasonable instruction or order of the Employer, provided that such noncompliance is not based primarily on the Participant’s compliance with applicable legal or ethical standards;

(2)                                 acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude or is otherwise illegal and involves conduct that has the potential to cause the Employer or its related companies or any of their respective officers or directors embarrassment or ridicule;

(3)                                 violated any Employer policy or procedure, including the Company’s Code of Ethical Business Conduct; or

(4)                                 engaged in any act that is contrary to the best interests of or would expose the Employer, its related businesses, or any of their respective officers or directors to probable civil or criminal liability, excluding the Participant’s actions in accordance with applicable legal and ethical standards.

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d)                                 “Committee” means the Compensation and Management Development Committee of the Board.  Each Committee member shall be an outside director within the meaning of Code Section 162(m).

(e)                                  “Company” means Hillenbrand, Inc., and any successor thereto.

(f)                                   “Disability” means, (i) for an Employee who is a party to a written employment agreement with the Employer that defines “disability” or a comparable term at the relevant time, the definition in such employment agreement, and (ii) for all other Employees, the Committee’s good faith determination that the Employee is eligible (except for the waiting period) for permanent disability benefits under Title II of the Federal Social Security Act.

(g)                                  “Deferral Election” means an election pursuant to the provisions of the Plan on a form acceptable to the Committee to defer all or a portion of a STIC Award Payment.

(h)                                 “Effective Date” means October 1, 2013.

(i)                                     “Employee” means an employee of the Employer.

(j)                                    “Employer” means the Company and/or any Subsidiary.

(k)                                 “Executive” or “Executive Employee” means any Employee who is an officer of the Company.

(l)                                     “Fiscal Year” means that fiscal year of the Company, which is the twelve (12)-month period beginning on October 1 and ending on the following September 30.

(m)                             “Good Reason” means, for an Employee who is a party to a written employment agreement with the Employer at the relevant time, the definition given to such term or a comparable term in such agreement.

(n)                                 “Participant” means, with respect to a Fiscal Year, an Executive to whom the Committee has granted a STIC Award for the year.

(o)                                 “Payment Amount” means the amount of a STIC Award Payment.

(p)                                 “Performance-Based Compensation” means compensation described in Code Section 162(m) that is excluded from “applicable employee remuneration” under Code Section 162(m).

(q)                                 “Performance Measures” means, with respect to a STIC Award, the objective factors used to determine the amount (if any) payable pursuant to the Award.  “Performance Measures” shall be based on any of the factors listed below, alone or in combination, as determined by the Committee.  Such factors may be applied (i) including or excluding one or more Subsidiaries, (ii) in comparison with plan, budget or prior performance, and/or (iii) on an absolute basis or in comparison with peer-group performance.  The factors that may be used as Performance Measures are: (1) return on assets, (2) return on equity, (3) net revenue, (4) operating income, (5) net income, (6) earnings per share, (7) income before interest and taxes, (8) income before taxes, (9) cash flow, (10) order intake, (11) new products, (12) customer satisfaction, (13) brand development, or (14) strategic objectives.  In establishing Performance Targets for a year, the Committee may provide for appropriate objectively determinable adjustments to any Performance Measure for extraordinary and/or non-recurring items.

(r)                                    “Performance Target” means, with respect to a STIC Award for a Fiscal Year, the objective performance under the Performance Measures for that Fiscal Year that will result in payments under the STIC Award.  Performance Targets may differ from Participant to Participant and Award to Award.

(s)                                   “Retirement” means, with respect to a Participant, Termination of Employment after having (i) completed at least five years of continuous service with the Company and/or a Subsidiary and (ii) reached age fifty-five (55).  For purposes of the preceding sentence, service with the Company’s predecessor, Hill-Rom Holdings, Inc. (formerly known as Hillenbrand Industries, Inc.) shall be considered service with the Company.

(t)                                    “STIC Award” or “Award” means, with respect to a Participant for a Fiscal Year, an Award under which the amount payable to the Participant (if any) is contingent on the achievement of pre-established Performance Targets during the Fiscal Year.

(u)                                 “STIC Award Payment” means the cash payment under a STIC Award.

(v)                                 “Subsidiary” means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, more than 50% of the ownership interests.

(w)                               “Termination of Employment,” or similar uses of the words “Termination” (or a derivation thereof) and “Employment” in close proximity, means complete termination of the employment relationship between a Participant and all Employers.

Section 2.02.  Rules of Interpretation.  The following rules shall govern in interpreting the Plan:

(a)                                 Except to the extent preempted by United States federal law or as otherwise expressly provided herein, the Plan and all Awards shall be interpreted in accordance with and governed by the internal laws of the State of Indiana without giving effect to any choice or conflict of law provisions, principles or rules.

(b)                                 All amounts payable under the Plan are intended to constitute Performance-Based Compensation, and the Plan and each Award shall be interpreted and administered to effect such intent.

(c)                                  The Plan and all Awards are intended to be exempt from provisions of Code Section 409A, and the Plan and all Awards shall be administered to effect compliance with such intent.

(d)                                 Any reference herein to a provision of law, regulation or rule shall be deemed to include a reference to the successor of such law, regulation or rule.

(e)                                  To the extent consistent with the context, any masculine term shall include the feminine, and vice versa, and the singular shall include the plural, and vice versa.

(f)                                   If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity of that provision shall not affect the remaining parts of the Plan, and the Plan shall be interpreted and enforced as if the illegal or invalid provision had never been included herein.

ARTICLE III.
ADMINISTRATION

The Committee shall administer the Plan, and it shall have all powers and authority necessary or appropriate to fulfill its duties hereunder.  The Committee shall have the authority and discretion to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for administration of the Plan.  The Committee’s determination as to all matters relating to the Plan shall be final and binding.

ARTICLE IV.
STIC AWARDS

Section 4.01.  Selection of Participants.  The Committee may, in its sole discretion, grant STIC Awards to one or more Executive Employees as provided in this Article.  Nothing herein shall obligate the Committee to grant a STIC Award to any Executive Employee.

Section 4.02.  Award Criteria.  Within ninety (90) days after the start of each Fiscal Year for which it grants STIC Awards, the Committee shall establish (a) the Performance Measures and Performance Targets applicable to each STIC Award for that Fiscal Year, and (b) an objective formula for computing the Payment Amount based on achievement of the established Performance Targets.  The Committee shall have sole discretion to determine Performance Measures, Performance Targets and the formula for calculating the Payment Amount.  The Committee may establish minimum, target and maximum Performance Targets, with the Payment Amount based on the level of the Performance Target(s) achieved.  Once established, Performance Targets, Performance Measures and the related formula for determining the Payment Amount shall not be changed; provided, however, the Committee may, in its sole discretion (subject to the provisions of Subsection 4.05(a)), eliminate or decrease the Payment Amount with respect to any Participant’s Award, based upon such criteria as the

Committee deems appropriate. The Committee may impose conditions on the receipt of STIC Award Payments in addition to the achievement of Performance Targets.

Section 4.03.  Certification of Performance.  As soon as practicable after the Company’s audited financial statements are available for a Fiscal Year, the Committee shall determine the Company’s and other applicable performance in relation to the Performance Targets for the Fiscal Year and certify in writing the extent to which the Performance Targets were achieved and the Payment Amounts with respect to each STIC Award for the Fiscal Year.

Section 4.04.  STIC Award Payments.  The Employer shall pay STIC Award Payments in cash, subject to applicable tax withholding, as determined by the Employer.  Except as provided in Section 4.07, STIC Award Payments for a Fiscal Year shall be paid to the Participant (or, if the Participant is deceased, his estate) during the first ninety (90) days after the end of such Fiscal Year.

Section 4.05.  Termination of Employment.

(a)                                 If a Participant’s Employment Terminates on account of his (i) death, (ii) Disability, (iii) Retirement, (iv) involuntary Termination of Employment without Cause, or (v) to the extent provided in his employment agreement with the Employer (if any), voluntary Termination of Employment for Good Reason, in each case before STIC Award Payments for a Fiscal Year are made, the Participant’s STIC Award Payment, if any, shall first be determined on an interim basis according to the applicable Award formula before considering any discretionary reduction that might be made by the Committee.  If the Participant’s Employment Terminated on account of one of the aforementioned reasons during the Fiscal Year for which the STIC Award Payment is being determined, the interim payment amount (as determined pursuant to the preceding sentence) shall be multiplied by a fraction, the numerator of which is the number of full weeks during which the Participant was employed by an Employer during such Fiscal Year, and the denominator of which is 52.  If the Participant’s Employment Terminated on account of one of the aforementioned reasons after the end of the Fiscal Year for which the STIC Award Payment is being determined, the preceding sentence shall not apply and the interim payment amount previously determined as provided above in this Subsection shall not be prorated.  The Committee, in its discretion, may then reduce (but not increase) the interim payment amount determined under the preceding provisions of this Subsection by up to one-third in order to arrive at the STIC Award Payment to be made with respect to such Participant.  Such payment shall be paid at the same time at which the Participant would have been paid if a Termination of Employment had not occurred with respect to such Participant.

(b)                                 If a Participant’s Employment Terminates for any reason not specified in clauses (i)-(v) of Subsection 4.05(a) before STIC Award Payments for a Fiscal Year are made, the Participant shall forfeit his interest in and shall not receive any such payment for that Fiscal Year.

Section 4.06.  Non-Duplication of Payments.  Notwithstanding any other provision hereof, if a Participant receives a payment under a change in control or other agreement with the Employer, which payment is identified as or measured by an amount payable under this Plan with respect to a certain Fiscal Year, the Participant shall not be entitled to a payment of a duplicate amount hereunder for that same Fiscal Year.

Section 4.07.  Election to Defer STIC Award Payment.  To the extent permitted by Code Section 409A, the Committee may permit a Participant to elect to defer payment of a STIC Award Payment for a specified period or until a specified event, upon such terms as are determined by the Committee.

Section 4.08.  Limitation of Payment Amount.  Under no circumstances shall the Payment Amount with respect to any Participant for a Fiscal Year exceed the lesser of (a) three times the Participant’s base salary for the Fiscal Year or (b) Five Million Dollars.

ARTICLE V.
TERM

The Plan is contingent on approval by the Company’s shareholders, as provided in Section 1.03, and it shall remain in effect until such time as it shall be terminated by the Board or, if earlier, five years after the Effective Date.

ARTICLE VI.
AMENDMENT AND TERMINATION

The Board may, in its sole discretion, amend or terminate the Plan; provided, however, no such amendment or termination shall adversely affect any right or obligation with respect to any Award already issued, cause any Participant to incur taxes under Code Section 409A, or cause amounts payable under the Plan to cease to be Performance-Based Compensation.

ARTICLE VII.
MISCELLANEOUS PROVISIONS

Section 7.01.  Limitations.  No Employee shall have any claim or right (legal, equitable or other) to be granted an Award, and no person or entity other than the Committee shall have the authority to enter into any agreement with any person for the making or payment of any Award or to make any representation or warranty with respect thereto.  Neither the existence of the Plan nor the grant of any Award shall give a Participant any right to be retained in the employ of any Employer or limit the right of any Employer to terminate the employment of any Participant.

Section 7.02.  Additional Payments.  Nothing in the Plan shall preclude the Company from making additional payments or special awards to Participants outside of the Plan that may or may not constitute Performance-Based Compensation, provided that such payment or award does not affect the qualification of any Payment Amount as Performance-Based Compensation.